VIRTUS OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT NO. 5 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 2nd day of March, 2009 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 as amended on June 27, 2007, September 24, 2007, October 1, 2007 and January 31, 2008 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H:

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of a new series to the Fund which has been approved as a party to the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Name of Series

Virtus Alternatives Diversifier Fund

Virtus Bond Fund

Virtus Core Bond Fund

Virtus Foreign Opportunities Fund

Virtus Global Infrastructure Fund

Virtus Global Opportunities Fund

Virtus Global Real Estate Securities Fund

Virtus High Yield Fund

Virtus International Real Estate Securities Fund

Virtus Market Neutral Fund

Virtus Multi-Sector Fixed Income Fund

Virtus Multi-Sector Short Term Bond Fund

Virtus Real Estate Securities Fund

Virtus Senior Floating Rate Fund

Virtus Wealth Builder Fund

Virtus Wealth Guardian Fund